As filed with the U.S. Securities and Exchange Commission on April 1, 2024

Registration No. 333-276631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WiSA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer
Chief Executive Officer
WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy
Beaverton, OR 97006

(408) 627-4716
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-274331)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to the Registration Statement on Form S-1 (Registration No. 333-276631) (the “Registration Statement”) of WiSA Technologies, Inc. (the “Company”) is being filed as an exhibit-only filing solely to include as an exhibit BPM LLP’s consent (the “Consent”) to the use of its report dated April 1, 2024, with respect to the consolidated financial statements of the Company included in the Prospectus Supplement No. 2 dated April 1, 2024 filed pursuant to Rule 424(b)(3). This Post-Effective Amendment No. 2 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. The Registration Statement shall become effective upon filing with the U.S. Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Financial Statements and Exhibits

Exhibit No.	Description
23.1	Consent of BPM LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on April 1, 2024.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Post-Effective Amendment No. 2 below.

Signature	Title	Date

/s/ BRETT MOYER	Chief Executive Officer and Director (principal executive officer)	April 1, 2024
Brett Moyer

/s/ *	Chief Accounting Officer (principal financial officer and principal accounting officer)	April 1, 2024
Gary Williams

/s/ *	Director	April 1, 2024
Lisa Cummins

/s/ *	Director	April 1, 2024
Dr. Jeffrey M. Gilbert

/s/ *	Director	April 1, 2024
David Howitt

/s/ *	Director	April 1, 2024
Helge Kristensen

/s/ *	Director	April 1, 2024
Sriram Peruvemba

/s/ *	Director	April 1, 2024
Robert Tobias

/s/ *	Director	April 1, 2024
Wendy Wilson

* By:	/s/ Brett Moyer
Brett Moyer, as attorney-in-fact